UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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Fauquier Bankshares, Inc.

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May 4, 2009
Despite Hunton Tiffany’s NEW story, we believe his primary mission remains to sell our Bank!
Dear Shareholders:
Quite frankly, Mr. Tiffany’s most recent letter has us confused. Maybe it’s because his new story is SO different from what we’ve been hearing from him these last couple of years.
We believe actions speak louder than words, and we’re going to lay out Mr. Tiffany’s actions and let YOU, our shareholders, decide.
•	In an email Mr. Tiffany sent on May 1, 2008 to ten individuals including board members and management, he stated, “The board some day may begin to see that the competitive advantage of being an independent community bank is no longer a reality for FBSS.”

•	In the first week of October 2008, Mr. Tiffany hosted a luncheon at his home inviting a number of local business people and former directors and further discussed his plans to arrange a sale of the Bank.

•	Soon thereafter, Mr. Tiffany paid a visit to a Senior Mid-Atlantic regional officer of PNC Bank and tried to convince him that a PNC acquisition of The Fauquier Bank would make good sense.

•	On October 23, 2008, five former Fauquier Bank board members were so displeased with Mr. Tiffany’s repeated attempts to “shop” our Bank that they sent a letter to Mr. Tiffany in which they stated (in part) that they “feel strongly that the best course for the company is to remain an independently owned community bank.”

•	In a letter dated February 11, 2009, seven former Fauquier Bank board members asked Mr. Tiffany (again) to cease and desist from his ongoing efforts and stated to him (in part): “We do not agree with the information you have been distributing that presents the bank, its Directors and Management in a negative light, and do not want our names associated with such information.”

•	Finally, in a March 2009 conversation with a current director, Mr. Tiffany stated that he had numerous discussions with PNC about a possible acquisition of The Fauquier Bank.

Over the past couple of years, we believe Mr. Tiffany also has had countless other conversations with current and former board members, management, community members and certain shareholders regarding this same topic: the sale of The Fauquier Bank to a third party.
So... do YOU believe Mr. Tiffany’s new words OR his actions over a multi-year period???
We, the undersigned current directors of the Bank, STRONGLY urge you to help us defeat Mr. Tiffany and his group’s effort to irreparably change The Fauquier Bank. Our Bank doesn’t need to be sold to an outside party in order to continue to be a good, long-term investment, while maintaining its key role in the growth of our community.
Besides...why would their group want to sell Fauquier Bank to a large, multi-state bank at this PARTICULAR time of diminished stock values and economic turmoil???
We’ve seen how this works — layoffs, higher fees, branch closings and the inability of customers to talk to local decision makers. We believe a sale of our Bank now could potentially leave YOU with nothing in the way of potential future growth in share price and dividends when our economy returns to prosperity.
One thing Mr. Tiffany and his group HAVE done is present a lot of cherry-picked data which we believe distorts the TRUE picture that The Fauquier Bank continues to be a well-run bank.
Let’s look at “performance.” They have used data in meetings held around the community and in their letter to characterize the Bank’s performance as inferior to our peers, when in fact it is just the opposite. We believe that compared to any reasonable standard, The Fauquier Bank’s performance has been among the best. In fact, in their June 2008 issue, U.S. Banker magazine named The Fauquier Bank as one of the top community banks in the country. The charts in our 2008 Annual Report clearly demonstrate our Bank’s superior performance compared to the average of our peers. The Bank’s careful management of credit quality, its strong capital and liquidity position, and the day-to-day commitment to excellence of senior management and the board all merit your continued support.
Here are a few more things to consider as you read the statements of the dissidents regarding The Fauquier Bank’s performance:
•	Since January 2008, 555 banks have taken federal support through the “TARP/CAP” program, including 22 in Virginia. Not The Fauquier Bank.

•	Since January 2008, 126 banks have cut their dividends, and 73 have suspended dividends altogether. Not The Fauquier Bank.

•	In the most recent 6 quarters ending December 31 2008, 615 out of 1041 public traded banks reported losses. Not The Fauquier Bank.

We are pleased but not satisfied with the Bank’s performance these past two years, in this tough economy. Management and the board have carefully plotted our strategy to position the Bank to grow profitably as this current slump ends. This is not the first time the Bank has weathered a tough economy successfully.
Another diversion the opposition presents in its materials is related to “compensation.”
What Mr. Tiffany doesn’t tell you when he discusses compensation matters, is that when you compare his compensation under prior, less extensive SEC disclosure requirements, to our disclosure under today’s rules, in a bit of irony, it turns out when the same rules are applied, Mr. Tiffany was actually better compensated over his last five years as CEO of our Bank than the current CEO has been for his most recent five years. This despite the fact that under Mr. Tiffany’s tenure Bank assets averaged only two-thirds the Bank’s current size, the Bank’s stock price averaged a little over one-half the current average, and the total net income was substantially lower. We’ve rerun Mr. Tiffany’s compensation as if it were to be disclosed under today’s rules.(SEE ATTACHMENT A.)
While compensation is always an attention grabber, the details should put your mind at ease about the overall fairness of our current compensation program.
Contrary to what Mr. Tiffany claims we have been responsive.
Over the last year and a half we had 17 in-person meetings with members of the opposition group and sent 13 separate email and letter responses to their questions. Clearly, Fauquier management and the board went to great lengths to address their concerns, even as members of this dissident group engaged in their own campaign to portray our Bank negatively.
Our former directors are opposed to the actions being taken by the insurgent group.
We have heard from eight of our former directors about the actions being taken by the insurgent group. These individuals have a combined 225 years of service as directors of your Bank and hold a significant stake in the company, collectively owning 12.8% of our outstanding shares. In these meetings and calls they have voiced their strong opposition to the actions being taken by the insurgent group and have confirmed their support of the current management team, the current Chairman, and the current Board of Directors. Like us, they are firmly committed to the Bank’s future and are deeply concerned over the actions of the dissidents to further a sale of our Bank.
We, the undersigned current directors, some of whom served with Mr. Tiffany for many years, have ALL committed to support the Bank’s slate of director nominees and the proposals outlined on the “WHITE” proxy card. We encourage you to allow our official representatives to speak with you about this most important vote, and encourage you to talk with any of the signers below about their support of our current management team.
Thank you for taking the time to read this letter. Enclosed you will find another WHITE proxy card. We again ask you to please sign, date and return the WHITE proxy card today, or cast your vote via internet or telephone. You are also urged to discard any blue proxy that you receive from the opposition.

Remember, supporting the Board’s nominees is a FAR better choice than a slate whose actions support selling your Bank at this most inopportune time.
For a strong, independent community bank,

C. H. Lawrence, Jr.	John B. Adams, Jr.

Randy K. Ferrell	Randolph D. Frostick

Eric P. Graap	Jay B. Keyser

Douglas C. Larson	Randolph T. Minter

Brian S. Montgomery	John J. Norman, Jr.

P. Kurtis Rodgers	Sterling T. Strange, III

Additional Information and Where To Find It
This letter is solicitation material in respect of the matters to be considered at the 2009 Annual Meeting of Shareholders. On April 20, 2009, Fauquier Bankshares, Inc. (the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and has mailed the definitive proxy statement to the Company’s shareholders. WE URGE SHAREHOLDERS AND INVESTORS TO READ THE PROXY STATEMENT ALONG WITH ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement and other related documents filed by the Company may be obtained at the SEC’s website at www.sec.gov. The Company’s proxy statement and other related documents may also be obtained by contacting the Company’s Secretary at Fauquier Bankshares, Inc., 10 Courthouse Square, Warrenton, Virginia 20186.
Participants in Solicitation
A listing of persons who are participants in the solicitation and certain information concerning such persons is set forth in the Company’s definitive proxy statement filed with the SEC on April 20, 2009, which may be obtained through the website maintained by the SEC at www.sec.gov.
Forward-Looking Statements
In addition to historical information, this letter contains forward-looking statements that are based upon the Company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and therefore you should not place undue reliance on any forward-looking statements we make. We may not update any forward-looking statements we make today for future events or developments. Information about risks and uncertainties are described in our filings with the SEC, which are available on the SEC’s website and our website and may be obtained by contacting the Secretary of the Company.